Exhibit 99.1
FOR IMMEDIATE RELEASE
Contacts:

Foundry Networks	Foundry Networks	Financial Dynamics
Chief Financial Officer	Treasurer	Investor Relations
Tim Heffner	Michael Iburg	Quynh Nguyen
408.207.1700	408.207.1305	415.439.4516
theffner@foundrynet.com	miburg@foundrynet.com	quynh.nguyen@fd.com
FOUNDRY NETWORKS RECEIVES STAFF DETERMINATION LETTER FROM NASDAQ
     Santa Clara, California—August 17, 2006— Foundry Networks™, Inc. (Nasdaq: FDRY), today announced that on August 14, 2006 it received a Nasdaq Staff Determination letter indicating that the Company is not currently in compliance with Nasdaq’s listing requirements as set forth in Marketplace Rule 4310(c)(14) due to the delayed filing of Foundry’s Form 10-Q for the quarter ended June 30, 2006. Foundry will initiate the appeal process by requesting a hearing before the Nasdaq Listing Qualifications Panel in response to the letter. Pending a decision by the panel, Foundry’s shares will remain listed on the Nasdaq Stock Market.
About Foundry Networks
Foundry Networks, Inc. (Nasdaq: FDRY) is a leading provider of high-performance enterprise and service provider switching, routing, security and Web traffic management solutions including Layer 2/3 LAN switches, Layer 3 Backbone switches, Layer 4-7 application switches, wireless LAN and access points, access routers and Metro routers. Foundry’s over 10,000 customers include the world’s premier ISPs, Metro service providers, and enterprises including e-commerce sites, universities, entertainment, health and wellness, government, financial, and manufacturing companies. For more information about Foundry and its products, call 1.888.TURBOLAN or visit www.foundrynetworks.com.

Safe Harbor Statement
This press release contains forward-looking statements, as defined under Federal Securities Laws. These forward-looking statements include the statements regarding the Company’s expectations as to the potential delisting of its common stock from The Nasdaq National Market and the timing of the filing of its Quarterly Report on Form 10-Q and announcement of its financial results. These statements are just predictions and are not historical facts or guarantees of future performance or events and are based on current expectations, estimates, beliefs, assumptions, goals and objectives, and involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from the results expressed or implied by these statements. These risks include, but are not limited to, (i) the Company failing to file a hearing request and obtain a stay from the delisting of its securities and an extension to file its Quarterly Report on Form 10-Q from Nasdaq; (ii) in the event the Company is successful in obtaining a stay from delisting and an extension to file its Quarterly Report on Form 10-Q from Nasdaq, the Company still may not be able to comply with the Nasdaq listing requirements and may, at the end of the extension period, if any, be delisted; and (iii) other events and other important factors disclosed previously and from time to time in the Company’s filings with the Securities and Exchange Commission. Foundry assumes no obligation to update the information in this press release.